As filed with the Securities and Exchange Commission on October 25, 2011

Registration No. 333-53557

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENAISSANCE LEARNING, INC.

(Exact Name of Registrant as Specified in Charter)

Wisconsin
(State or other jurisdiction of	39-1559474
incorporation or organization)	(I.R.S. Employer Identification No.)

2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin	54495-8036
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

RENAISSANCE LEARNING, INC. EMPLOYEE STOCK PURCHASE PLAN

_________________________________________

Brian Ruder

President

Renaissance Learning, Inc.

2911 Peach Street

P.O. Box 8036

Wisconsin Rapids, Wisconsin  54495-8036

(715) 424-3636

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Dennis F. Connolly

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin  53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION
STATEMENT

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), relates to the Registration Statement on Form S-8 (File No. 333-53557) (the “Registration Statement”), which was initially filed with the Securities and Exchange Commission by Renaissance Learning, Inc. (formerly Advantage Learning Systems, Inc.), a Wisconsin corporation (“Renaissance”), and became effective on May 26, 1998.  The Registration Statement registered 500,000 shares (as adjusted to reflect the two-for-one stock split effected by the Registrant on February 26, 1999) of Renaissance’s common stock, par value $.01 per share (the “Common Stock”) for issuance pursuant to the Advantage Learning Systems, Inc. Employee Stock Purchase Plan (the “Plan”).  This Post-Effective Amendment is being filed for the sole purpose of terminating the Registration Statement and deregistering the remaining 239,324 unissued shares previously registered under the Registration Statement and issuable under the Plan.

On October 19, 2011, pursuant to an Agreement and Plan of Merger dated August 15, 2011, as amended, by and among Renaissance, Raphael Holding Company, a Delaware corporation (“Parent”), and Raphael Acquisition Corp., a Wisconsin corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Renaissance with Renaissance surviving as an indirect, wholly owned subsidiary of Parent.

As a result of the merger, Renaissance has terminated all offerings of its securities pursuant to its registration statements, including the Registration Statement.  Renaissance hereby removes from registration, by means of this Post-Effective Amendment, the remaining 239,324 unissued shares of Common Stock registered under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, state of California on this 25th day of October, 2011.

RENAISSANCE LEARNING, INC.

By:

  /s/ Nic Volpi

Nic Volpi

Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on the 25th day of October, 2011.

Signature	Title
/s/ Brian Ruder Brian Ruder	President; Director
/s/ Nic Volpi Nic Volpi	Treasurer; Director